August 22, 1997

          Credit Card Receivables Funding Corporation
          157 Main Street
          Nashua, New Hampshire  03060

                         Re:  Amendment No. 2 to Registration
                              Statement No. 333-29495 on Form S-3
                              relating to BankBoston Credit Card
                              Master Trust

          Ladies and Gentlemen:

                    In connection with the filing of Amendment No. 2 to the registration statement on Form S-3 (No. 333-29495) relating to BankBoston Credit Card Master Trust (together with all amendments thereto, the "Registration Statement") with the Securities and Exchange Commission contemporaneously herewith, you have requested our opinion regarding certain descriptions of tax consequences contained in the form of prospectus (the "Prospectus") included in the Registration Statement.

                    Our opinion is based on an examination of the Prospectus, the form of Pooling and Servicing Agreement between Credit Card Receivables Funding Corporation as Transferor, BankBoston (NH), National Association as Servicer and The Bank of New York as Trustee (the "Agreement"), the form of Series Supplement to the Agreement (the "Series Supplement"), and such other documents, instruments and information as we considered necessary. Our opinion is also based upon the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities. The statutory provisions, regulations and interpretations on which our opinion is based are subject to changes, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be taken by the Internal Revenue Service.

                    Based on the foregoing, we hereby confirm that the statements in the Prospectus under the headings "Prospectus Summary-Tax Status," and "U.S. Federal Income Tax Consequences," subject to the qualifications set forth therein, accurately describe the material Federal income tax consequences to holders of the offered Certificates, under existing law and the assumptions stated therein.

                    We express no opinion with respect to the matters addressed in this letter other than as set forth above.

                    We also note that the Prospectus, the Agreement and the Series Supplement do not relate to a specific transaction. Accordingly, the above-referenced description of Federal income tax consequences may, under certain circumstances, require modification in the context of an actual transaction.

                    We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,